Exhibit 4.4

EXECUTION VERSION

SUPPLEMENTAL INDENTURE NO. 1

Supplemental Indenture (this “Supplemental Indenture”), dated as of July 11, 2006, between Cooper-Standard Automotive FHS Inc., a Delaware corporation (the “Guaranteeing Subsidiary”), a subsidiary of Cooper-Standard Automotive Inc., an Ohio corporation, and Wilmington Trust Company, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Company and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 23, 2004, providing for the issuance of an unlimited aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2014 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary will execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary will guarantee the Company’s Obligations with respect to the Notes and the Indenture on the terms and conditions set forth herein and provided for in the Indenture (the “Guaranty”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees as follows:

(a) Along with all other Guarantors named in the Indenture, to unconditionally and irrevocably guarantee, jointly and severally, to each Holder and to the Trustee and its successors and assigns:

(i) the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture and the Notes; and

(ii) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).

The Guaranteeing Subsidiary further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Guaranteeing Subsidiary and that the Guaranteeing Subsidiary will remain bound hereunder and under Article 11 of the Indenture notwithstanding any extension or renewal of any Obligation.

(b) The Guaranteeing Subsidiary waives presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. The Guaranteeing Subsidiary waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of the Guaranteeing Subsidiary hereunder or under the Indenture shall not be affected by (i) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person (including any Guarantor) under the Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (v) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) except as set forth in Section 7 hereof and Section 11.06 of the Indenture, any change in the ownership of a Subsidiary Guarantor.

(c) The Guaranteeing Subsidiary further agrees that its Guaranty herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(d) The Guaranty is, to the extent and in the manner set forth in Article 12 of the Indenture, subordinated and subject in right of payment to the prior payment in full of all Obligations on, or with respect to, all Senior Indebtedness of Parent or the Guaranteeing Subsidiary and each Guaranty is made subject to such provisions hereof and subject to the provisions of the Indenture.

(e) Except as expressly set forth in Section 7 hereof and Sections 8.01(b), 11.02 and 11.06 of the Indenture, the obligations of the Guaranteeing Subsidiary thereunder and hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Guaranteeing Subsidiary herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under the Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of Parent, any Subsidiary Guarantor or the Guaranteeing

Subsidiary or would otherwise operate as a discharge of Parent, any Subsidiary Guarantor or the Guaranteeing Subsidiary as a matter of law or equity.

(f) The Guaranteeing Subsidiary further agrees that its Guaranty herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

(g) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against the Guaranteeing Subsidiary by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Obligation, the Guaranteeing Subsidiary hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (A) the unpaid amount of such Guaranteed Obligations, (B) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (C) all other monetary Guaranteed Obligations of the Company to the Holders and the Trustee.

(h) The Guaranteeing Subsidiary agrees that it shall not be entitled to any right of subrogation in respect of any Obligations guaranteed hereby until payment in full of all Obligations to which the Obligations guaranteed hereby are subordinated as provided in Article 12 of the Indenture. The Guaranteeing Subsidiary further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of the Guaranteeing Subsidiary’s Guaranty herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6 of the Indenture, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guaranteeing Subsidiary for the purposes of Section 2 hereof and Section 11.01 of the Indenture.

(i) The Guaranteeing Subsidiary also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section.

(3) Merger, Consolidation or Sale of All or Substantially All Assets.

Except as otherwise provided in Section 5.01(b) of the Indenture, the Guaranteeing Subsidiary may not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or series of transactions, all or substantially all of its assets to any Person unless:

(a) except in the case of the Guaranteeing Subsidiary (x) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, the resulting, surviving or transferee Person (if not the Guaranteeing Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty and the Indenture;

(b) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(c) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

(4) Successors and Assigns. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall be binding upon the Guaranteeing Subsidiary and its successors and assigns and shall enure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

(5) No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege hereunder or under Article 11 of the Indenture shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have hereunder or under Article 11 of the Indenture at law, in equity, by statute or otherwise.

(6) Modification. No modification, amendment or waiver of any provision of this Supplemental Indenture, nor the consent to any departure by the Guaranteeing Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Guaranteeing Subsidiary in any case shall entitle the Guaranteeing Subsidiary to any other or further notice or demand in the same, similar or other circumstances.

(7) Release of the Guaranteeing Subsidiary.

(a) The Guaranteeing Subsidiary will be released from its obligations under this Supplemental Indenture and under Article 11 of the Indenture (other than any obligation that may have arisen under Section 8 hereof or under Section 11.07 of the Indenture):

(i) upon the sale or other disposition (including by way of consolidation or merger) of the Guaranteeing Subsidiary, including the sale or disposition of Capital Stock of the Guaranteeing Subsidiary, following which the Guaranteeing Subsidiary is no longer a Subsidiary;

(ii) upon the sale or disposition of all or substantially all the assets of the Guaranteeing Subsidiary;

(iii) upon the designation of the Guaranteeing Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the Indenture;

(iv) at such time as the Guaranteeing Subsidiary does not have any Indebtedness outstanding that would have required the Guaranteeing Subsidiary to enter into a Guaranty Agreement pursuant to Section 4.10 of the Indenture and the Company provides an Officers’ Certificate to the Trustee certifying that no such Indebtedness is outstanding and that the Company elects to have the Guaranteeing Subsidiary released from this Section 7 and from Article 11 of the Indenture;

(v) upon defeasance of the Notes pursuant to Article 8 of the Indenture; or

(vi) upon the full satisfaction of the Company’s obligations under the Indenture;

provided, however, that in the case of clauses (i) and (ii) above, (A) such sale or other disposition is made to a Person other than the Company or a Subsidiary of the Company, (B) such sale or disposition is otherwise permitted by this Indenture and (C) the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under Section 4.06 of the Indenture.

(b) At the request of the Company, the Trustee shall execute and deliver an appropriate instrument evidencing such release.

(8) Contribution. In the event that the Guaranteeing Subsidiary makes a payment under a Guaranty, the Guaranteeing Subsidiary shall be entitled upon payment in full of all Guaranteed Obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

(9) No Recourse Against Others. A director, officer, employee, incorporator or stockholder, as such, of the Guaranteeing Subsidiary shall not have any liability for any obligations of the Company under the Notes or the Indenture or of the Guaranteeing Subsidiary

under the Indenture or this Supplemental Indenture for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

(10) Governing Law. This Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

(11) Multiple Originals. The Guaranteeing Subsidiary and the Trustee may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

(12) Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

(13) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

COOPER-STANDARD AUTOMOTIVE FHS INC.
By:	/s/ Allen J. Campbell
Name:	Allen J. Campbell
Title:	Vice President

WILMINGTON TRUST COMPANY, as Trustee
By:	/s/ Michael G. Oller, Jr.
Name:	Michael G. Oller, Jr.
Title:	Senior Financial Services Officer

Signature Page to Senior Subordinated Notes Supplemental Indenture No. 1